Exhibit 10.31

HEADS OF AGREEMENT

BETWEEN EVOLUTION METALS AND KMMI

15 March 2024

This Heads of Agreement is legally binding.

1.	Parties	a. Evolution Metals LLC (“EM”) a company incorporated in Delaware, USA; b. KMMI Inc. (“KMMI”) a company incorporated in Korea; EM and KMMI are referred to as Parties.
2.	About EM LLC

From the founding of Evolution Metals, our goal has been to develop a robust and resilient supply chain for Critical Materials. The Western problem has never been ore, which has been the market focus, but the mid-stream: processing, refining, metal and alloy making, and magnet making. The ability to process ore into permanent magnets is the solution the Western world needs to alleviate the dependency on the world’s (nearly) sole supplier – China.

Without a critical materials processing capability outside of China, the world will be dependent on the Chinese economy.

Almost all governments across the world have passed legislation and funding packages, even putting forth restrictions for buying China-sourced or China-produced materials. The oxymoron is that industries and defense capabilities are currently controlled by China because of the world’s reliance on China-supplied critical materials. This is not political positioning; it is a fact. Software to weapons to energy are all dependent in some way on Chinese materials.

3.	Management Team for EM MergeCo, Nasdaq Listed	Chairman: David Wilcox President: Andrew Knaggs CEO: Frank Moon CMO: Dean Evans CPO (Product Origination): Daniel Mamadou COO: Christopher Clower Please see Appendix A for summary bios.

4.	deSPAC Merger

EM shall merge with Welsbach Technology Metals Acquisition Corp (the “deSPAC Merger”) with “EM MergeCo” as the surviving entity listed on Nasdaq. Simultaneous to this deSPAC Merger, KMMI shareholders shall exchange 100% of their shares for shares in EM MergeCo, such that all of the KMMI shareholders shall hold shares of EM MergeCo as the Nasdaq listed entity.

Please see Appendix B for EM MergeCo Pro Forma corporate structure at the deSPAC Merger Closing.

5.	Pre-Merger Valuation of KMMI	The shareholders of KMMI shall exchange all of their shares of KMMI at a pre-merger valuation of US$44mm (“Pre-Merger Valuation”) for 100% of the shares of KMMI. This Pre-Merger Valuation of 100% of the equity of KMMI shall be subject to adjustment based on the results of due diligence on KMMI.
6.	Tax Advise	EM and KMMI shall be provided tax advise on the Merger structure.
7.	deSPAC Merger Closing Process and Timeline	deSPAC Merger planned to close by end July 2024. Please see Appendix C.
8.	Summary of Heads of Agreement filed Publicly	A summary of the key portions of this Heads of Agreement will be filed with the US SEC and Nasdaq and will be made available to the public after signing.
9.	Management Incentive Program for Key Executives of KMMI	EM shall provide to the Key Executives of KMMI a Management Incentive Program (“MIP”) which will consist of a certain amount of equity options on Nasdaq listed shares and awarded according to performance over a certain period time, with the primary Key Performance Indicator (KPI) being revenue growth. The specific details of the MIP to be mutually agreed by the Parties.
10.	Exclusivity	EM and KMMI shall be exclusive to this Heads of Agreement for 12 months after the signing of this HoA, meaning each party shall not engage in discussions to the extent that such discussions compete with the completion of this HoA.

11.	Financial Support	EM MergeCo agrees to provide financial support to KMMI in accordance with a Business Plan to be mutually agreed by the Parties.
12.	Preparation of deSPAC Merger	EM and KMMI agree to work together to prepare KMMI for the deSPAC Merger including preparing a deal data room, conduct PCAOB audit, and assist to complete the S-4 US SEC Registration Statement disclosure document on KMMI.
13.	Due Diligence on KMMI	KMMI shall assist EM to complete full due diligence on KMMI, including legal, financial, business and tax due diligence.
14.	Definitive Documentation	This Heads of Agreement shall be superceded by definitive documentation governing the Merger.
15.	Legally Binding	This Heads of Agreement is legally binding.
16.	Governing Law	This Heads of Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Florida. Any legal suit, action, or proceeding arising out of, or related to, this Heads of Agreement shall be instituted exclusively in the Southern District of Florida Federal Court. EM and KMMI waive any and all objections to the exercise of jurisdiction over the Parties by such courts and to venue in such courts.
17.	Confidentiality	The Parties agree to keep all negotiations confidential, including the existence and contents of this Heads of Agreement, except as required to be disclosed to its related corporations, and any of its respective officers, directors, employees and professional advisers solely in connection with the transaction.

18.	Other

This Heads of Agreement sets forth the understanding of the parties and supersedes any and all prior agreements, oral or written, relating to the subject matter hereof. The parties attest that no other representations were made regarding this Heads of Agreement other than those contained herein.

This Heads of Agreement is intended for the benefit of EM and KMMI and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

This Heads of Agreement may not be modified except by a writing, signed by each of the parties hereto. This Heads of Agreement shall be binding upon the parties and their respective successors and assigns.

This Heads of Agreement may be signed in counterparts, and said counterparts shall be treated as though signed as one document. Facsimile or other electronic signatures to this Heads of Agreement shall be treated as original signatures.

Agreed and Accepted:		Agreed and Accepted:

KMMI Inc.		Evolution Metals LLC

By:	/s/ Andy Chun	By:	/s/ David Wilcox
Name:	Andy Chun	Name:	David Wilcox
Title:	CEO	Title:	Managing Member

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